EX-21
                       SUBSIDIARIES OF THE REGISTRANT

                       SUBSIDIARIES OF THE REGISTRANT


1.   Animedepot.com, Inc., a Delaware corporation (inactive).

2.   SyCo Comics and Distribution, Inc., a Virginia corporation (inactive).

3.  AmCorp Group, Inc., a Nevada corporation.